Exhibit 10(iv)

MANAGEMENT AGREEMENT

        THIS AGREEMENT dated for reference the 27th day of February, 2004.

BY AND BETWEEN:

CAPITAL HILL GOLD, INC., incorporated under the laws of Florida and having its office at 1117 Christmas Tree Lane, Pearce, Arizona, 85625, hereinafter called "CHG".

PARTY OF THE FIRST PART

AND:

CAPITAL HILL RESOURCES LTD., incorporated under the laws of Alberta and having an office at Suite 304 - 1265 Barclay Street, Vancouver, B.C., Canada, V6E 1H5, hereinafter called "Capital Hill".

PARTY OF THE SECOND PART

(CHG and Capital Hill being singularly also referred to as a “Party” and collectively referred to as the “Parties” as the context so requires in this Agreement).

WHEREAS:

    A.        CHG is a company duly incorporated under the laws of the State of Florida, and is a “reporting issuer” for the purposes of the Securities Act of 1934 with the Securities and Exchange Commission;

    B.        CHG has currently changed its principal business focus to the acquisition, exploration and development of mineral resource properties of merit;

    C.        Capital Hill is a non-reporting company duly incorporated under the laws of the Province of Alberta and is owned and controlled by Norman A. Pearson, Maureen L. Pearson, and June V. Cameron.

    D.        Mr. Pearson has over twenty-seven years experience as an independent consultant in the mining industry.

    E.        Capital Hill is desirous of providing certain management services and other personal to CHG; and CHG wishes to retain the services of Capital Hill for the purposes and on the terms and conditions set out in this Agreement;

        NOW THEREFORE THIS AGREEMENT WITNESSETH that in consideration of the mutual covenants and provisions contained in this Agreement, the parties agree as follows:

1.     INTERPRETATION

1.1 Definitions. For all purposes of this Agreement, except as otherwise expressly provided or unless the context otherwise requires, the following words and phrases shall have the following meanings:

    (a)        “Agreement” means this Agreement as from time to time supplemented or amended;

    (b)        “Base Fee” means that compensation set forth in section 4.1 below;

    (c)        “Board of Directors” or “Board” means the Board of Directors of CHG as duly constituted from time to time;

    (d)        “Effective Date” has the meaning ascribed to it in section 3.1 of this Agreement;

    (e)        “Indemnified Party” has the meaning ascribed to it in section 7.1 of this Agreement;

    (f)        “Non-Renewal Notice” has the meaning ascribed to it in section 4.2 of this Agreement;

    (g)        “Regulatory Approval” means the acceptance for filing, if required, of the transactions contemplated by this Agreement by the Regulatory Authorities;

    (h)        “Regulatory Authorities” means the US Federal Securities and Exchange Commission and such other regulatory agencies who have jurisdiction over the affairs of CHG and/or Capital Hill including, all regulatory authorities from whom any such authorization, approval or other action is required to be obtained or to be made in connection with the transactions contemplated by this Agreement;

    (i)        “Term” has the meaning ascribed to it in section “4.1” of this Agreement; and

    (j)        “Termination Fee” has the meaning ascribed to it in section “4.4 of this Agreement.

1.2 Interpretation. For the purposes of this Agreement, except as otherwise expressly provided or unless the context otherwise requires,:

    (a)        the words “herein”, “hereof” and “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular Article, section or other subdivision of this Agreement;

    (b)        the headings are for convenience only and do not form a part of this Agreement nor are they intended to interpret, define or limit the scope or extent of this or any provision of this Agreement;

    (c)        any reference to an entity shall include and shall be deemed to be a reference to any entity that is a successor to such entity; and

    (d)        words in the singular include the plural and words in the masculine gender include the feminine and neuter genders, and vice versa.

2.     SERVICES AND DUTIES OF CAPITAL HILL

2.1 General Services. During the Term (as defined) of this Agreement Capital Hill will provide CHG with such general corporate, administrative, technical and engineering management services as is considered necessary or advisable by Capital Hill and Pearson for the due and proper management of CHG to achieve the goals and needs of CHG as determined by the policies and proceedings of management and the Board of Directors (collectively, the “General Services”).

2.2 Specific Services. Without limiting the generality of the General Services to be provided as set forth in section 2.1 of this Agreement, it is hereby acknowledged and agreed that Capital Hill will provide the following specific services:

    (a)        supervision of the hiring of competent personnel as are required for the efficient operation of CHG’s business;

    (b)        the management and supervision of the performance of personnel and of the operation of various business enterprises of CHG as approved by the Board;

    (c)        the identification of business opportunities for CHG, the conduct of due diligence, and assistance in the negotiation and conclusion of contracts for such opportunities;

    (d)        assistance in the coordination and administration of all development programs of CHG together with all capital funding projects and resources which are necessarily incidental thereto;

    (e)        assistance in the coordination of the preparation and dissemination of business plans and engineering reports for CHG;

    (f)        assistance in the liaison with and the setting up of corporate alliances for CHG with major companies and customers, CHG’s auditors, CHG’s solicitors and the Company’s affiliated companies and business partners; and

    (g)        such other activities as are necessary or incidental to the officer’s position and director’s role occupied by Pearson, from time to time, if any.

2.3 Personnel Support. It is hereby acknowledged that CHG is contracting with Capital Hill to provide one or more individuals to provide the services, presently this individual is Pearson. In the event that the services to be provided to CHG exceed the amount of time provided by this Agreement as basic retainer or reasonably exceed the capacity of Capital Hill’s personnel then, at Capital Hill’s requirement, CHG shall pay for the employment of additional personnel, either directly or by contract through Capital Hill, to perform the tasks requiring additional personnel and as specified by Capital Hill and at a rate determined by the Board.

4.     TERM, RENEWAL AND TERMINATION

4.1 Term. The Term of this Agreement (the “Term”) is for a period of approximately 36 months commencing on March 1, 2004 (the “Effective Date”) and terminating December 31, 2007, subject to the terms set forth in this Agreement.

4.2 Renewal. This Agreement shall renew automatically for subsequent one year periods if not specifically terminated in accordance with the following provisions. Either Party hereto agrees to notify the other Party hereto in writing at least 90 calendar days prior to the end of the Term of its intent not to renew this Agreement (the “Non-Renewal Notice”). Should both Parties fail to provide a Non-Renewal Notice this Agreement shall automatically renew. Such renewal or month-to-month arrangement shall be on the same terms and conditions contained herein unless modified and agreed to in writing by the Parties.

4.3 Termination. Notwithstanding any other provision of this Agreement, this Agreement may be terminated by either Party upon written notice to the other Party if:

    (a)        the other Party fails to cure a material breach of any provision of this Agreement within 30 calendar days from its receipt of written notice from said Party (unless such breach cannot be reasonably cured within said 30 calendar days and the other Party is actively pursuing curing of said breach); or

    (b)        the other Party commits fraud or serious neglect or misconduct in the discharge of its respective duties hereunder or under the law; or

    (c)        the other Party becomes adjudged bankrupt or a petition for reorganization or arrangement under any law relating to bankruptcy, and where any such petition is not dismissed; or

Capital Hill shall have the right to receive the Termination Fee regardless of the reason for termination, subject to any rights of set-off in the event of damages for fraud or misconduct.

4.4 Termination Fee. In the event that this Agreement is terminated, Capital Hill shall receive a termination fee (the “Termination Fee”) equal to the lesser of either the sum of six months of the Base Fee under this Agreement; or the remaining Base Fee due to Capital Hill under the Term of this Agreement.

4.5 Disability or Death. In the event that Capital Hill is unable to provide the Services due to protracted disability or sickness or the death of its principal, it may, at any time, declare such to CHG and may terminate this Agreement as a without fault termination and the Termination Fee shall be payable. CHG may elect to effect such termination, and shall pay the Termination Fee, in the case of death of Capital Hill’s principal or in the event that sickness or disability has continued for a period in excess of 120 days.

5.     COMPENSATION OF CAPITAL HILL

5.1 Base Fee. Capital Hill shall be compensated on a monthly basis from the Effective Date of this Agreement by a basic monthly retainer fee of U.S. $12,000 (the “Base Fee”), being $144,000 US annualized, which shall compensate Capital Hill for the provision of the Services as required. Capital Hill’s personnel shall also receive an allowance for equivalent benefits enjoyed by Company personnel.

5.2 Base Fee Adjustment. The Base Fee may be renegotiated annually at the request of either Party. In the event that the Parties cannot agree then the Base Fee shall be increased by the greater of 5% or the amount of the cost of living index increase as published by the Canadian Federal government in its final annual publication of such reports..

5.3 Reimbursement of Expenses. Capital Hill shall be funded for or reimbursed for all reasonable expenses incurred, or to be incurred, by Capital Hill for the benefit of CHG. This includes but is not limited to all return travel for all personnel to and from CHG’s property, all room and board while working on CHG’s property, all cell and long distance telephone charges, and all expenses generated by the use of a rental or other vehicle while working on CHG’s property including all gas and repair expenses.

5.4 Vacation. Capital Hill shall be entitled to grant its appointed personnel up to three weeks paid vacation per year.

5.6 Work Permits. CHG will use its best efforts to sponsor and or assist Capital Hill in obtaining all necessary work visas for its personal and reimburse Capital Hill for all costs related to such visas whether it relates to a TN Visa, B-1 Visa, H-1B Visa, or National Interest Waiver Green Card necessary to work on CHG’s property.

5.7 Insurance. It shall be the sole responsibility of CHG and CHG shall use its best efforts to obtain and to maintain and keep in force and effect during the terms of this Agreement the following insurance coverages:

    (a)        Comprehensive general liability insurance, including insurance against completed operations liability for losses occurring within six months after the provisions of Services and acceptance of the work, against claims which may arise from Capital Hill’s Services or operations under this Agreement including claims arising out of personal injury, bodily injury and death and damage to or destruction of property or others, including loss of use thereof. Coverage shall apply to CHG and Capital Hill, and each of them with a combined single limit of not less than $1,000,000 USD for any one accident or occurrence or series of accidents or occurrences arising out of any one event;

    (b)        Worker’s compensation or like coverage as required by applicable law or other authorized governmental authority covering all persons employed by CHG and Capital Hill or subcontractors on work to be performed under this Agreement;

    (c)        Automobile bodily injury and property damage liability insurance covering automobiles owned or leased or rented by CHG and Capital Hill, its servants, agents or employees in connection with the work under this Agreement. The limits of insurance shall be not be less than $1,000,000 USD inclusive for any one occurrence.

    (d)        Life and health insurance for the directors and employees of Capital Hill for the duration of this Agreement.

5.8 Stock Options. CHG will provide Capital Hill with stock options, the exact number of which is to be negotiated by the parties.

6.0 ADDITIONAL OBLIGATIONS OF CAPITAL HILL

6.1 No Conflict. During this Agreement Capital Hill will not engage in any business which reasonably may detract from, compete with or conflict with the Consultant’s duties and obligations to CHG as set forth in this Agreement without disclosure to the Board of Directors of CHG and will not do so if the Board of Directors objects.

6.2 Confidentiality. Capital Hill will not, except as authorized or required by Capital Hill’s duties hereunder, reveal or divulge to any person or companies any information concerning the organization, business, finances, transactions or other affairs of CHG, or of any of its subsidiaries, which may come to the Consultant’s knowledge during the continuance of this Agreement, and the Consultant will keep in complete secrecy all confidential information entrusted to Capital Hill and will not use or attempt to use any such information in any manner which may injure or cause loss either directly or indirectly to the Company’s business. This restriction will continue to apply after the termination of this Agreement without limit in point of time but will cease to apply to information or knowledge which may come into the public domain.

6.3 Compliance with Applicable Laws. Capital Hill will comply with all Canadian, U.S. and foreign laws, whether federal, provincial or state, applicable to Capital Hill’s duties hereunder and, in addition, hereby represents and warrants that any information which Capital Hill may provide to any person or company hereunder will be accurate and complete in all material respects and not misleading, and will not omit to state any fact or information which would be material to such person or company.

7.     REPORTING BY CAPITAL HILL

7.1 Reporting. So often as may be required by the Board of Director, the Consultant will provide to the Board of Directors of CHG such information concerning the results of Capital Hill’s General Services and activities hereunder as the Board of Directors of CHG may reasonably require.

8.     INDEMNIFICATION AND LEGAL PROCEEDINGS

8.1 Indemnification. CHG shall maintain appropriate liability insurance for its officers, directors, personnel and consultants to which Capital Hill and its personnel shall be made party. Capital Hill and its personnel (the “Indemnified Party”) shall be indemnified and funded on a current basis for all losses, damages, legal expenses, and any other expenses or costs of any nature which may be occasioned by their service with CHG. Inter alia, this indemnity shall apply to all manner of actions, proceedings, or prosecutions, whether civil, regulatory, or criminal, to which the Indemnified Party may be subject due in whole or in part to the Services provided in this Agreement or by virtue of any office held. This indemnity shall apply both during and after its Term for all matters arising during the Term, and any extension, until any limitation period has expired in respect to any action which might be contemplated. The Company shall not refuse coverage for any purpose or reason and a strict presumption of innocence shall be applied and CHG may only seek refund of any coverage in the case of finding of fraud or criminal culpability, after exhaustion of all appeals. CHG shall diligently seek and support any such court approvals for the within indemnity as the Indemnified Party may require. CHG shall pay all such retainers and trust requirements as counsel for the Indemnified Party may require and shall pay all accounts of counsel as they come due and such accounts shall be rendered in the name of CHG and, further, should CHG fail to pay any reasonable account, it shall attorn to all such actions, summary judgments, and garnishing orders as such counsel may consider fit to enforce and receive payment of its account. CHG shall not seek to settle or compromise any action without the approval of the Indemnified Party. CHG warrants it shall employ due diligence and good faith and seek the best interests of the Indemnified Party as defendants in any action or prosecution. The Indemnified Party shall permit the Company to consult with their counsel and to be informed of any matters thereof, subject only to any requirements for legal privilege purposes.

8.2 Claim of Indemnification. The Parties hereto agree to waive any right they might have of first requiring the Indemnified Party to proceed against or enforce any other right, power, remedy, security or claim payment from any other person before claiming this indemnity.

8.3 Notice of Claim. In case any action is brought against an Indemnified Party in respect of which indemnity may be sought, the Indemnified Party will give the Company prompt written notice of any such action of which the Indemnified Party has knowledge. Failure by the Indemnified Party to so notify shall not relieve CHG of its obligation of indemnification hereunder unless (and only to the extent that) such failure results in a forfeiture of substantive rights or defenses.

9.     FORCE MAJEURE

9.1 Events. If either Party hereto is at any time either during this Agreement or thereafter prevented or delayed in complying with any provisions of this Agreement by reason of strikes, walk-outs, labour shortages, power shortages, fires, wars, acts of God, earthquakes, storms, floods, explosions, accidents, protests or demonstrations by environmental lobbyists or native rights groups, delays in transportation, breakdown of machinery, inability to obtain necessary materials in the open market, unavailability of equipment, governmental regulations restricting normal operations, shipping delays or any other reason or reasons beyond the control of that Party, then the time limited for the performance by that Party of its respective obligations hereunder shall be extended by a period of time equal in length to the period of each such prevention or delay.

9.2 Notice. A Party shall within seven calendar days give notice to the other Party of each event of force majeure under section 8.1 of this Agreement, and upon cessation of such event shall furnish the other Party with notice of that event together with particulars of the number of days by which the obligations of that Party have been extended by virtue of such event of force majeure and all preceding events of force majeure.

10.     ARBITRATION

10.1 Matters for Arbitration. Except for matters of indemnity or in the case of urgency to prevent material harm to a substantive right or asset, the Parties agree that all questions or matters in dispute with respect to this Agreement shall be submitted to arbitration pursuant to the terms hereof. This provision shall not prejudice a Party from seeking court order or assistance to garnish or secure sums or to seek summary remedy for such matters as counsel may consider amenable to summary proceedings.

10.2 Notice. It shall be a condition precedent to the right of any Party to submit any matter to arbitration pursuant to the provisions hereof, that any Party intending to refer any matter to arbitration shall have given not less than 10 business days’ prior written notice of its intention to do so to the other Party together with particulars of the matter in dispute. On the expiration of such 10 business days the Party who gave such notice may proceed to refer the dispute to arbitration as provided for in section “10.3” in this Agreement.

10.3 Appointments. The Party desiring arbitration shall appoint one arbitrator, and shall notify the other Party of such appointment, and the other Party shall, within 10 business days after receiving such notice, appoint an arbitrator, and the two arbitrators so named, before proceeding to act, shall, within 10 business days of the appointment of the last appointed arbitrator, unanimously agree on the appointment of a third arbitrator, to act with them and be chairman of the arbitration herein provided for. If the other Party shall fail to appoint an arbitrator within 10 business days after receiving notice of the appointment of the first arbitrator, and if the two arbitrators appointed by the Parties shall be unable to agree on the appointment of the chairman, the chairman shall be appointed in accordance with the Arbitration Act of the Province of British Columbia (the “Arbitration Act”). Except as specifically otherwise provided in this section, the arbitration herein provided for shall be conducted in accordance with such Arbitration Act. The chairman, or in the case where only one arbitrator is appointed, the single arbitrator, shall fix a time and place for the purpose of hearing the evidence and representations of the Parties, and he shall preside over the arbitration and determine all questions of procedure not provided for by the Arbitration Act or this section. After hearing any evidence and representations that the Parties may submit, the single arbitrator, or the arbitrators, as the case may be, shall make an award and reduce the same to writing, and deliver one copy thereof to each of the Parties. The expense of the arbitration shall be paid as specified in the award.

10.4 Award. The Parties agree that the award of a majority of the arbitrators, or in the case of a single arbitrator, of such arbitrator, shall be final and binding upon each of them.

11. NOTICE

11.1 Notice. Each notice, demand or other communication required or permitted to be given under this Agreement shall be in writing and shall be sent by prepaid registered mail deposited in a recognized post office and addressed to the Party entitled to receive the same, or delivered to such Party, at the address for such Party specified on the front page of this Agreement. The date of receipt of such notice, demand or other communication shall be the date of delivery thereof if delivered, or, if given by registered mail as aforesaid, shall be deemed conclusively to be the third day after the same shall have been so mailed, except in the case of interruption of postal services for any reason whatsoever, in which case the date of receipt shall be the date on which the notice, demand or other communication is actually received by the addressee.

11.2 Change of Address. Either Party may at any time and from time to time notify the other Party in writing of a change of address and the new address to which notice shall be given to it thereafter until further change.

12.     GENERAL PROVISIONS

12.1 Entire Agreement. This Agreement constitutes the entire agreement to date between the Parties hereto and supersedes every previous agreement, expectation, negotiation, representation or understanding, whether oral or written, express or implied, statutory or otherwise, between the Parties with respect to the subject matter of this Agreement.

12.2 No Relationship of Employer-Employee. Nothing contained in this Agreement shall be construed as creating the relationship of employer and employee as between CHG and Capital Hill.

12.3 No Assignment. This Agreement may not be assigned by either Party except with the prior written consent of the other Party.

12.4 Warranty of Good Faith. The Parties hereto warrant each to the other to conduct their duties and obligations hereof in good faith and with due diligence and to employ all reasonable endeavours to fully comply with and conduct the terms and conditions of this Agreement.

12.5 Regulatory Authorities. This Agreement is subject to prior Regulatory Approval, if required, of each of the Regulatory Authorities.

12.6 Further Assurances. The Parties will from time to time after the execution of this Agreement make, do, execute or cause or permit to be made, done or executed, all such further and other acts, deeds, things, devices and assurances in law whatsoever as may be required to carry out the true intention and to give full force and effect to this Agreement.

12.7 Applicable Law. The situs of this Agreement is Vancouver, British Columbia, and for all purposes this Agreement will be governed exclusively by and construed and enforced in accordance with the laws prevailing in the Province of British Columbia.

12.8 Severability and Construction. Each Article, section, paragraph, term and provision of this Agreement, and any portion thereof, shall be considered severable, and if, for any reason, any portion of this Agreement is determined to be invalid, contrary to or in conflict with any applicable present or future law, rule or regulation in a final unappealable ruling issued by any court, agency or tribunal with valid jurisdiction in a proceeding to which any Party hereto is a party, that ruling shall not impair the operation of, or have any other effect upon, such other portions of this Agreement as may remain otherwise intelligible (all of which shall remain binding on the Parties and continue to be given full force and effect as of the date upon which the ruling becomes final).

12.9 Captions. The captions, section numbers and Article numbers appearing in this Agreement and the index hereto are inserted for convenience of reference only and shall in no way define, limit, construe or describe the scope or intent of this Agreement nor in any way affect this Agreement.

12.10 No Partnerships or Agency. The Parties have not created a partnership or agency and nothing contained in this Agreement shall in any manner whatsoever constitute any Party the partner, agent or legal representative of the other Party, except as specifically herein provided.

12.11 Consents and Waivers. No consent or waiver expressed or implied by either Party in respect of any breach or default by the other in the performance by such other of its obligations hereunder shall:

    (a)        be valid unless it is in writing and stated to be a consent or waiver pursuant to this section;

    (b)        be relied upon as a consent to or waiver of any other breach or default of the same or any other obligation;

    (c)        constitute a general waiver under this Agreement; or

    (d)        eliminate or modify the need for a specific consent or waiver pursuant to this section in any other or subsequent instance.

IN WITNESS WHEREOF the parties hereto have hereunto executed the Agreement as of the day and year first above written.

CAPITAL HILL GOLD, INC.

_________________

_________________

_________________

/s/______________________Malcolm
M. Cameron

   President & Director

CAPITAL HILL RESOURCES LTD ) ) )

/s/____________________ )Norman
A. PearsonPresident
& Director